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                                                                    EXHIBIT 99.1

                                         CONTACTS:   Robert M. Manning
                                           Senior Vice President and
                                             Chief Financial Officer
                                           813/829_2403
                                                or
                                            Chris Brown
                                           Senior Vice President,
                                             Investor Relations
                                           813/829-2408


INTERMEDIA SIGNS DEFINITIVE AGREEMENT TO
ACQUIRE EMERGING FLORIDA CLEC

 15,000 ACCESS LINES BOLSTER INTERMEDIA'S FLORIDA POSITION

Tampa, Florida (February 11, 1998) - Intermedia Communications (Nasdaq/NM: ICIX) today announced that it has signed a definitive agreement to acquire privately held National Telecommunications of Florida ("National Tel" or "National"), an emerging switch_based competitive local exchange carrier (CLEC) and established interexchange carrier, for approximately $151 million in stock and cash.

With annualized third quarter 1997 revenue of approximately $63 million and annualized third quarter 1997 EBITDA of approximately $6 million, National provides competitive local exchange and long distance voice services to more than 11,000 business customers concentrated in Florida's major markets. Intermedia will target this customer base to cross_sell its broad portfolio of voice and data services, upon consummation of the acquisition. With an employee base of 125, including 42 sales professionals, National has sold approximately 15,000 access line equivalents since late 1996. It has interconnection agreements with BellSouth, GTE, and Sprint/United.

The $151 million purchase consideration consists of a combination of $45 million in cash and approximately $106 million of Intermedia common stock, or approximately 1.7 million shares (subject to certain adjustments). Closing of the acquisition is subject to customary conditions, including the receipt of required regulatory approvals.
 It is expected to close during the second quarter of 1998.

Should the acquisition of National and the pending Shared Technologies Fairchild and LDS acquisitions be consummated, Intermedia would have pro forma annualized third quarter 1997 revenue of approximately $642 million and approximately $3 million pro forma annualized third

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quarter 1997 EBITDA (before considering any synergies). The combined company would employ nearly 3,000 people, including approximately 650 sales professionals; serve more than 91,000 business customers; and have 175,000 access lines in service as of the third quarter 1997.


Acquisition Strengthens Florida Market Share

"The combination of National and Intermedia would build upon our existing investments and satisfies our acquisition strategy by providing a solid customer base and adding knowledgeable and experienced personnel. National would help build critical mass in this vital state market, critical mass that is a key component to sustained success. Importantly, the proposed acquisition is accretive to Intermedia's financial performance," said David C. Ruberg, Intermedia's chairman, president and chief executive officer.
 "National's burgeoning local exchange business, when coupled with Intermedia's, would create the fourth largest local exchange carrier and fourth largest long distance provider to business and government customers in Florida."

Financial Benefits

"We expect this transaction to solidify our Florida presence and to drive margin improvement through the migration of additional market share onto our network," stated Robert M. Manning, Intermedia's chief financial officer. "A number of significant synergies are projected including a reduction in National's backbone pricing structure, elimination of redundant network facilities, reduction of expenses associated with local loop pricing, the reduction of costs related to switched traffic, savings in the recruiting and hiring of experienced personnel, and elimination of duplicative general and administrative costs." Intermedia estimates these synergies to be approximately $5 million per year by year-end 1999.

Bear, Stearns & Co. Inc. served as financial advisor to Intermedia with regard to the proposed acquisition.

Intermedia will host a conference call on Thursday, February 12, 1998, at 9:00 a.m. EST to discuss this proposed transaction. To participate in this conference, call (800) 798_6133. A 24_hour replay will be available by calling (800) 633_8284, ID 3878517.

Statements contained in this news release regarding expected financial results and other planned events are forward_looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services, and the ability of the Company to successfully implement its strategies, including consummation of the

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Shared Technologies Fairchild, LDS, and National acquisitions, the successful integration of these acquisitions into Intermedia and the consequent realization of projected synergies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10_K Annual Report for its fiscal year ended December 31, 1996, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end_to_end service virtually anywhere in the world.

Intermedia is headquartered in Tampa with sales offices in over 40 cities. Intermedia can be found on the World Wide Web at http://www.intermedia.com.

Founded in 1991, National provides local and long distance voice services to more than 11,000 business customers in all of Florida's major metropolitan markets. With the introduction of its local services portfolio in 1996, National, headquartered in Austin, Texas, has begun to transition from an interexchange carrier to a competitive local exchange carrier.

_END_

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